Registration No. 333-217200

Filed Pursuant to Rule 433

Dated April 8, 2020

BMLP I N PARTNERSHIP WITH ETN Details Ticker BMLP Intraday Note Value BMLPIV CUSIP 063679104 ISIN US0636791040 Investor Fee Percentage 0.85% Distribution Frequency Quarterly Distribution Amount Variable Exchange Nasdaq Issuer Bank of Montreal Initial Trade Date 12/19/2016 Maturity Date 12/10/2036 Current Yield 15.84% As of 3/16/2020 “Current Yield” equals the current Coupon Amount annualized and divided by the closing indicative note value of the Notes on the Coupon Valuation Date, rounded to two decimal places. Index Performance Ticker 1Mo 3Mo 6Mo 9Mo 1Yr 2Yr Inception* DWA MLP Select™ Total Return Index DWAMLPT -37.48% -49.18% -51.40% -51.21% -50.60% -40.50% -44.18% Alerian MLP Total Return Index AMZX -47.23% -57.19% -58.93% -61.00% -60.95% -55.05% -70.50% Product Performance & Coupon Amount Ticker Total Return Max Drawdown Coupon Dorsey Wright MLP Index ETN BMLP -43.58% -70.12% $3.48 JPMorgan Alerian MLP Index ETN AMJ -62.03% -79.31% $1.78 Alerian MLP ETF AMLP -63.68% -79.11% $0.77 Historical Index Performance Index Constituents Name Weight Black Stone Minerals LP 6.67% Cheniere Energy Partners LP 6.67% Enterprise Products Partners LP 6.67% Energy Transfer LP 6.67% Holly Energy Partners LP 6.67% Magellan Midstream Partners LP 6.67% MPLX LP 6.67% NuStar Energy LP 6.67% Plains All American Pipeline LP 6.67% Phillips 66 Partners LP 6.67% Shell Midstream Partners LP 6.67% Suburban Propane Partners LP 6.67% Sunoco LP 6.67% TC PipeLines LP 6.67% Western Midstream Partners LP 6.67% As of 3/31/2020 Index Details DWA MLP Select™ Index Details Index Ticker DWAMLP Live Date May 1, 2015 Index Eval. Frequency Monthly Number of Constituents 15 Weighting Equal ETN Overview The Dorsey Wright MLP Index ETN is linked to the performance of Dorsey Wright’s DWA MLP Select™ Index, which is a price return index, and may pay a variable quarterly coupon linked to the cash distributions paid on the MLPs in the index, less accrued investor fees. Index Overview The DWA MLP Select™ Index includes 15 MLPs based on Dorsey Wright’s proprietary Relative Strength ranking methodology. The index is evaluated on a monthly basis and, if the index experiences a change, the 15 MLPs will be equally weighted. Relative Strength attempts to minimize exposure to underperforming positions, while maximizing exposure to securities that have already demonstrated the ability to outperform a broad market benchmark or the other securities in the investment universe. More information about the index can be found here https://indexes.nasdaqomx.com/Index/Overview/DWAMLP. Source: Bloomberg L.P. * The DWA MLP Select™ Index was launched 5/1/2015. As of 3/31/2020. Performance data quoted represents past performance, which is not a guarantee of future results. Investment returns and principal value will fluctuate, and the notes, if sold or redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than performance data quoted. Call 877.369.5412 for current month-end performance. Source: Bloomberg L.P. Data from 12/19/2016 to 3/31/2020 and reflect total returns based on net asset value (NAV) in the case of an ETF, or closing indicative note value (CINV), in the case of an ETN. The Coupon calculation is the sum of the four most recent coupon payments. Source: Bloomberg L.P. Performance & Coupon data quoted represents past performance, which is not a guarantee of future results. Investment returns, coupon amounts, and principal value will fluctuate, and the notes, if sold or redeemed, may be worth more or less than their original cost. Current performance and coupon amounts may be higher or lower than data quoted. Call 877.369.5412 for current month-end performance and coupon amounts. Source: Bloomberg L.P. Data from 5/1/2015 to 3/31/2020. Past performance does not guarantee future results. The Alerian MLP Index is a leading measure of the performance of energy Master Limited Partnerships (MLPs) and is a float-adjusted, capitalization-weighted index, whose constituents earn the majority of their cash flow from midstream activities involving energy commodities. For more information, please contact us: Phone: 877-369-5412 Email: us.etn@bmo.com Website: www.bmoetn.com Continued on next page Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE % DWA MLP Select Total Return Index Alerian MLP Total Return Index Q2 2015 Q3 2015 Q4 2015 Q2 2016 Q3 2016 Q4 2016 Q1 2016 Q2 2017 Q1 2017 Q3 2017 Q4 2017 Q1 2018 Q2 2018 Q3 2018 Q4 2018 Q2 2019 Q1 2020 Q4 2019 Q3 2019 Q1 2019 20 40 60 80 100 120 140 Dorsey Wright MLP Index ETN IMPORTANT RISK INFORMATION An investment in the Dorsey Wright MLP Index Exchange Traded Notes described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the Bank of Montreal pricing supplement, as amended, prospectus supplement and prospectus to which this free writing prospectus relates. Please read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. These documents may be obtained without cost by visiting EDGAR on the SEC Website at www.sec.gov. Uncertain Principal Repayment—You may receive less than the principal amount of your ETNs at maturity, call or upon redemption. If the level of the Index decreases, or does not increase, by an amount equal to the percentage of the principal amount represented by the Accrued Tracking Fee and the Redemption Fee, if applicable, you will receive less, and possibly significantly less, than your original investment in the ETNs. Credit Risk of Bank of Montreal—The ETNs are unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payments you are entitled to receive on your ETNs, including any payment at maturity, call or redemption, are subject to the issuer’s ability to pay its obligations as they come due. As a result, the actual and perceived creditworthiness of Bank of Montreal will affect the market value, if any, of the ETNs prior to maturity, call or redemption. In addition, in the event that Bank of Montreal were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. No Fixed Interest Payments—You will not receive any fixed periodic interest payments on the ETNs, and your quarterly Coupon Payments are uncertain and could be zero. A Trading Market for the ETNs May Not Continue Over the Term of the ETNs—The ETNs are listed on Nasdaq under the symbol “BMLP”. However, a trading market for your ETNs may not continue for the term of the ETNs. We are not required to maintain any listing of the ETNs on Nasdaq or any other exchange or quotation system. The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the ETNs in the secondary market—The closing indicative value will be published on each Index Business Day under the Bloomberg ticker symbol BMLPIV <Index>. The intraday indicative value of the ETNs is based on the most recent intraday level of the Index and will be calculated and published every 15 seconds on each Index Business Day during normal trading hours under the Bloomberg ticker symbol BMLPIV <Index> and will be disseminated over the consolidated tape, or other major market vendor. The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price of the ETNs at any time may vary significantly from their intraday indicative value at such time. Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses in the event one sells the ETNs at a time when that premium is no longer present in the market place or the ETNs are called—Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses in the event one sells the ETNs at a time when such premium is no longer present in the market place or the notes are called, in which case investors will receive a cash payment in an amount based on the index closing levels of the notes during the call measurement period. The Index has a limited performance history—The DWA MLP Select™ Index was launched on May 1, 2015, and therefore, has no performance history prior to that date. Consequently, little or no historical information will be available for you to consider in making an independent investigation of the DWA MLP Select™ Index’s performance, which may make it difficult for you to make an informed decision with respect to an investment in the ETNs. Call Feature—Your ETNs may be repurchased at the issuer’s option and without your consent. In the event that we call the ETNs, the call settlement amount may be significantly less than the stated principal amount of the ETNs or the price at which you purchased your ETNs. Restrictions on Repurchases by Bank of Montreal— You must offer the applicable minimum redemption amount of 50,000 ETNs to the issuer for your offer for redemption to be considered. Tax Treatment—Significant aspects of the tax treatment of the ETNs are uncertain and may be less favorable than a direct investment in MLPs. You should consult with your own tax advisor about your own tax situation. Bank of Montreal, and its affiliates, do not provide tax advice, and nothing contained herein should be construed as tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from your independent tax advisor. Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, as amended, prospectus supplement and prospectus) with the SEC about the offering to which this free writing prospectus relates. Before you invest, you should read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you so request by calling tollfree at 1-877-369-5412. There are risks involved with investing in ETNs, including possible loss of principal. The ETN’s return may not match the return of its Index. This ETN is new and has a limited operating history. An investor should consider the investment objectives, risks, charges and expenses of the ETN carefully before investing. To obtain a prospectus containing this and other information, please call 1-877-369-5412. Read the prospectus carefully before you invest. NASDAQ Dorsey Wright (“Dorsey Wright”) makes no warranty, express or implied, as to the results to be obtained by Bank of Montreal, the investors in the ETNs, or any other person or entity from the use of the DWA MLP SelectTM Index or the ETNs. Dorsey Wright expressly disclaims all warranties of merchantability or fitness for a particular purpose or use of the ETNs. Dorsey Wright and BMO shall have no liability to each other or to any third party for lost profits or indirect, punitive, special or consequential damages (including lost profits) arising out of the licensing arrangements between the parties, even if advised of the possibility of such damages. Call Us 1-877-369-5412 Email Us us.etn@bmo.com Visit Us www.bmoetn.com BMLP Dorsey Wright MLP Index ETN (BMLP) U.S. MLP Universe DWA MLP Select™ Index Market Cap & Liquidity Screens Select 15 MLPs with Highest Relative Strength and Equal Weight Dorsey Wright Relative Strength Screening Index Strategy Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE I N PARTNERSHIP WITH